                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2)
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     sec.240.14a-11(c) or sec.240.14a-12


                         American Health Services Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ___________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          ___________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ___________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ___________________________________________________________________

     (5)  Total fee paid:
          ___________________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ___________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          ___________________________________________________________________

     (3)  Filing Party:
          ___________________________________________________________________

     (4)  Date Filed:
          ___________________________________________________________________

                         AMERICAN HEALTH SERVICES CORP.
                       4440 VON KARMAN AVENUE, SUITE 320
                            NEWPORT BEACH, CA 92660

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD DECEMBER 12, 1995




      The Annual Meeting of Stockholders of American Health Services Corp. ("Company") will be held at The Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California, on Tuesday, December 12, 1995, at 10:00 a.m., Pacific Standard Time, for the following purposes:

      (1) to elect two of the Company's directors to serve three-year terms until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

      (2) to transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments thereof.

      The close of business on Friday, October 27, 1995, has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof.

      The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the election of directors, and the presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock and Preferred Stock is necessary to constitute a quorum for the transaction of any other business as may properly come before the Annual Meeting. To assure your representation at the Annual Meeting, please vote, sign and mail the enclosed Proxy for which a return envelope is provided.


                                         By Order of the Board of Directors


                                          /S/  THOMAS V. CROAL
                                         ----------------------------------
                                         Thomas V. Croal
                                         Secretary


Newport Beach, California
November 3, 1995

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON; HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                         AMERICAN HEALTH SERVICES CORP.
                             4440 VON KARMAN AVENUE
                                   SUITE 320
                        NEWPORT BEACH, CALIFORNIA 92660

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                              DECEMBER 12, 1995




      This Proxy Statement is being mailed on or about November 3, 1995, in connection with the solicitation on behalf of the Board of Directors of American Health Services Corp., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held at The Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California, on Tuesday, December 12, 1995, at 10:00 a.m., Pacific Standard Time, and at any and all postponements or adjournments thereof.

      The entire cost of the solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company will reimburse brokers or other persons holding stock in their name or in the names of their nominees for the benefit of other beneficial owners for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain directors, officers and regular employees of the Company, who will receive no special compensation for their services, may solicit proxies personally or by telephone or facsimile.

      The person named in the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions contained thereon. In the absence of such instruc-tions, shares represented by properly executed proxies will be voted in favor of the nominees for directors. Any stockholder may revoke his or her proxy at any time prior to its use by filing with the secretary of the Company, at 4440 Von Karman Avenue, Suite 320, Newport Beach, California 92660, written notice of revocation or a duly executed proxy bearing a later date. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

                       RECORD DATE AND VOTING SECURITIES

      The holders of the Company's common stock, par value $0.03 per share ("Common Stock"), and the holders of the Company's Series B Senior Convertible Preferred Stock ("Preferred Stock") each share of which is convertible into one hundred shares of common stock vote together as a class (Preferred Stock votes on an as converted basis) on all matters except the election of directors of the Company and matters upon which the holders of Preferred Stock are entitled to vote as a class. The holders of Preferred Stock are currently entitled to elect two directors, voting separately as a class ("Preferred Stock Directors"). In addition, under certain circumstances, the holders of Preferred Stock may be entitled to elect, voting separately as a class, an additional number of directors which, when added to Preferred Stock Directors, will constitute a majority of the Board of Directors. See "Election of Directors."

      Only stockholders of record as of the close of business on Friday, October 27, 1995, are entitled to receive notice of and to vote at the Annual Meeting.

      As of October 27, 1995, the Company had outstanding 9,683,647 shares of Common Stock and 37,837.83 shares of Preferred Stock convertible into 3,783,783 shares of Common Stock, and there were approximately 485 holders of record of Common Stock and eight holders of record of Preferred Stock. Each share of Common Stock is entitled to one vote with respect to the election of a director (other than Preferred Stock Directors). Each share of Preferred Stock is entitled to one vote with respect to the election of Preferred Stock Directors. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the election of a director (other than Preferred Stock Directors), and the presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock and Preferred Stock (on an as converted basis) is necessary to constitute a quorum for the transaction of any other business which may properly come before the Annual Meeting.

      At the Company's 1994 Annual Meeting, approximately 78% of the outstanding Common Stock was represented and participated in the election of a single director. On December 12, 1995, two Preferred Stock Directors are expected to be re-elected pursuant to a written consent of the holder of a majority of Preferred Stock. See "Election of Directors."

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the beneficial ownership, reported to the Company as of October 27, 1995, of the Common Stock, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options and warrants and conversions of Preferred Stock) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended ("Exchange Act"), of (i) each person known to the Company to own beneficially 5% or more of the Common Stock, (ii) each director of the Company,
(iii) the chief executive officer, (iv) the three other most highly compensated executive officers, and (v) all directors and executive officers, as a group.

                                  Amount and    Percentage    Percentage
                                  Nature of         of            of
Name and Address                  Beneficial      Common       Preferred
of Beneficial Owner             Ownership (1)     Stock          Stock
-------------------             -------------  -----------    ----------
E. Larry Atkins                   351,000(2)          3.5%           N/A
4440 Von Karman
Suite 320
Newport Beach, CA
92660

Robert J. Armstrong                20,000(3)           *             N/A
4440 Von Karman
Suite 320
Newport Beach, CA
92660

Thomas V. Croal                   125,000(4)          1.3%           N/A
4440 Von Karman
Suite 320
Newport Beach, CA
92660

Deborah M. MacFarlane              50,000(5)           *             N/A
4440 Von Karman
Suite 320
Newport Beach, CA
92660

Frank E. Egger                    256,687(6)(7)       2.6%          4.5%
12000 Biscayne Blvd.
Suite 803
Miami, FL  33181

Lloyd G. Glazer                   113,562(7)(8)       1.2%          1.5%
One Federal St.
Boston, MA  02110

Philip D. Green                   185,125(7)(9)       1.9%          3.0%
2600 Virginia Ave., NW
Suite 1111
Washington, D.C.
20037

Estate of Cal Kovens            4,908,535(7)(10)     38.3%         67.3%
12000 Biscayne Blvd.
Suite 803
Miami, FL  33181

Roz Kovens                       5,708,987(7)(11)    42.4%         82.6%
12000 Biscayne Blvd.
Suite 803
Miami, FL  33181

                                  Amount and    Percentage    Percentage
                                  Nature of         of            of
Name and Address                  Beneficial      Common      Preferred
of Beneficial Owner              Ownership(1)     Stock         Stock
-------------------              ------------   ----------    ----------
Charles M. Spear                        0(12)       N/A           N/A
51 Columbia
Aliso Viejo, CA  92656

David and Odette Rebibo           755,000(13)       7.8%          N/A
202 East Berridge Lane
Phoenix, AZ  85012

General Electric                1,589,072(14)      14.1%          N/A
  Company
20825 Swenson Drive
Suite 100
Waukesha, WI  53186

All directors and               6,810,361(15)      47.1%        91.6%
executive officers,
as a group
(10 persons)

_______________________

*     Less than 1% of the outstanding Common Stock.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after September 22, 1995.

(2) Includes (i) options to purchase 180,000 shares of Common Stock at an exercise price of $1.34 per share, and (ii) options to purchase 120,000 shares of Common Stock at an exercise price of $1.31 per share. Does not include an option to purchase 175,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable.

(3) Includes an option to purchase 20,000 shares of Common Stock at an exercise price of $2.00 per share. Does not include an option to purchase 10,000 shares of Common Stock at an exercise price of $2.00 per share, which is not currently exercisable.

(4) Includes (i) options to purchase 75,000 shares of Common Stock at an exercise price of $1.34 per share, and (ii) options to purchase 50,000 shares of Common Stock at an exercise price of $1.31 per share. Does not include an option to purchase 125,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable.

(5) Includes an option to purchase 50,000 shares of Common Stock at an exercise price of $1.50 per share. Does not include an option to purchase 12,500 shares of Common Stock at an exercise price of $1.50 per share.

(6) Includes (i) 1,716.31 shares of Preferred Stock (convertible into 171,631 shares of Common Stock), (ii) warrants to purchase 22,682 shares of Common Stock at an exercise price of $1.00 per share, (iii) an option to purchase 30,000 shares of Common Stock at an exercise price of $1.62 per share, and (iv) an option to purchase 12,000 shares of Common Stock at an exercise price of $0.25 per share. Does not include an option to purchase 18,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable. The Common Stock, Preferred Stock and warrants held by Mr. Egger are pledged to the estate of Cal Kovens as security for the repayment of a loan. If the loan is not repaid when due, the estate of Mr. Kovens would have the right to sell such of the pledged securities as are necessary to satisfy the indebtedness.

(7) Roz Kovens and Messrs. Egger, Glazer, Green and the estate of Mr. Kovens, along with the remaining Preferred Stockholders (Marc Kovens (Mr. Kovens' son), Elizabeth Cobbs (Mr. Green's spouse) and Harvey Silets) may be deemed to be a "group" under Section 13(d) of the Exchange Act. These individuals beneficially own in the aggregate 6,788,955 shares, or 47.4%, of the outstanding Common Stock on an as- if-converted basis, consisting of (i) 2,137,172 shares of Common Stock, (ii) 37,837.83 shares (or 100%) of Preferred Stock (convertible into 3,783,783 shares of Common Stock),
      (iii) warrants to purchase 500,000 shares of Common Stock at an exercise price of $1.00 per share, (iv) warrants to purchase 200,000 shares of Common Stock at an exercise price of $0.25 per share, (v) options to purchase 120,000 shares of Common Stock at an exercise price of $1.62 per share, and (vi) options to purchase 48,000 shares of Common Stock at an exercise price of $0.25 per share.

(8) Includes (i) 572.1 shares of Preferred Stock (convertible into 57,210 shares of Common Stock), (ii) warrants to purchase 7,561 shares of Common Stock at an exercise price of $1.00 per share, (iii) an option to purchase 30,000 shares of Common Stock at an exercise price of $1.62 per share, and (iv) an option to purchase 12,000 shares of Common Stock at $0.25 per share. Does not include an option to purchase 18,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable.

(9) Includes (i) 1,144.21 shares of Preferred Stock (convertible into 114,421 shares of Common Stock), (ii) warrants to purchase 15,121 shares of Common Stock at an exercise price of $1.00 per share, (iii) an option to purchase 30,000 shares of

      Common Stock at an exercise price of $1.62 per share, and (iv) an option to purchase 12,000 shares of Common Stock at $0.25 per share. Does not include an option to purchase 18,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable. Mr. Green owns the Common Stock, Preferred Stock and warrants with his spouse, Elizabeth Cobbs, as tenants by the entirety, and shares with his spouse the right to vote and dispose of such securities. In addition, the Common Stock, Preferred Stock and warrants are pledged to the estate of Cal Kovens as security for the repayment of a loan. If the loan is not repaid when due, the estate of Mr. Kovens would have the right to sell such of the pledged securities as are necessary to satisfy the indebtedness.

(10) Includes (i) 19,250 shares of Common Stock held by each of the M.K. Boca Trust, S.K. Boca Trust, K.K. Boca Trust and B.K. Boca Trust, over which Mr. Kovens did not have or share voting and shared dispositive power,
      (ii) 25,458.64 shares of Preferred Stock (convertible into 2,545,864 shares of Common Stock), (iii) warrants to purchase 336,452 shares of Common Stock at an exercise price of $1.00 per share, (iv) warrants to purchase 200,000 shares of Common Stock at an exercise price of $0.25 per share, (v) an option to purchase 30,000 shares of Common Stock at an exercise price of $1.62 per share, and (vi) an option to purchase 12,000 shares of Common Stock at $0.25 per share. Does not include (i) an option to purchase 18,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable, and (ii) 800,452 and 488,813 shares beneficially owned by Roz Kovens and Marc Kovens, respectively.

(11) Includes (i) 5,800 shares of Preferred Stock (convertible into 580,000 shares of Common Stock) and (ii) warrants to purchase 76,600 shares of Common Stock at an exercise price of $1.00 per share. Also includes the 4,908,535 shares beneficially owned by the estate of Cal Kovens with respect to which Mrs. Kovens is the personal representative. Does not include an option to purchase 30,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable.

(12) Does not include an option to purchase 30,000 shares of Common Stock at an exercise price of $0.25 per share, which is not currently exercisable.

(13) The information in the table is taken from information furnished by Mr. and Mrs. Rebibo. The Company believes Mr. and Mrs. Rebibo own their shares jointly and share voting and dispositive power over such shares.

(14) Consists of warrants to purchase 1,589,072 shares of Common Stock at an exercise price of $0.10 per share.

(15) Assumes the conversion of Preferred Stock held by directors and the exercise in full of all currently exercisable options and warrants described in footnotes (2), (3), (4), (5), (6), (8), (9), (10) and (11)
      above.

      Except as otherwise noted, the Company believes that each of the stockholders listed in the table above has sole voting and dispositive power over all shares owned.

                             ELECTION OF DIRECTORS

      At the Company's 1988 Annual Meeting, the stockholders of the Company adopted its Restated Certificate of Incorporation ("Restated Certificate") which provides for a three-tiered classified Board of Directors with staggered terms of office. The terms of the Preferred Stock entitle the holders thereof to elect two directors of the Company. Ordinarily, the Board of Directors consists of three classes, designated as Class I, Class II and Class III, and two directors elected by the holders of Preferred Stock. In addition, pursuant to an agreement with the Company, the holders of Preferred Stock are entitled to nominate a number of directors which, when added to the number of directors elected by Preferred Stock, equals: three, if the holders of Preferred Stock hold more than 20% of the Common Stock and Preferred Stock; two, if the holders of Preferred Stock hold more than 10%, but less than 20%, of Common Stock and Preferred Stock; and one, if the holders of Preferred Stock hold more than 5%, but less than 10%, of Common Stock and Preferred Stock. There are currently seven directors, which is the authorized number.

      In April 1992, Lloyd G. Glazer, who was elected by the Board as a Class II director in September 1991, became the nominee director of the holders of Preferred Stock but remained a Class II director. On December 12, 1995, two Preferred Stock Directors, Frank E. Egger and Roz Kovens, are expected to be re-elected by written consent of the holder of a majority of the Preferred Stock.

      Pursuant to the Restated Certificate, at each Annual Meeting only one class of directors will be elected, and each class of directors will serve a three-year term and until their successors are duly elected and qualified. The term of the Class II director elected at the 1993 Annual Meeting will expire at the 1996 Annual Meeting, the term of the Class III director elected at the 1994 Annual Meeting will expire at the 1997 Annual Meeting, and the term of the Class I directors to be elected at the 1995 Annual Meeting will expire at the 1998 Annual Meeting. Pursuant to the Certificate of Designation of Preferred Stock, Preferred Stock Directors are elected annually.

      Nominees for Election. The nominees for election as Class I directors are set forth below, along with certain information regarding the nominees.

                                                       Year First
                                                        Elected
Name                     Age      Position              To Serve
----                     ---      --------             ----------
E. Larry Atkins          48       President and           1988
                                  Chief Executive
                                  Officer and
                                  Director, Class I
Philip D. Green          44       Director, Class I       1989(1)

_______________________

(1) Mr. Green is a nominee of the estate of Cal Kovens pursuant to an agreement with the Company which has been assigned to the estate.

      E. Larry Atkins joined the Company in 1986 and has served as the Company's president and chief executive officer since August 1990, and chairman of the board from December 1990 to June 1992. Mr. Atkins served as executive vice president and chief operating officer from 1986 to August 1990. Mr. Atkins became a director of the Company in 1988. From 1979 to 1986, Mr. Atkins served as president and chief executive officer of AMI Diagnostic Services, a wholly-owned subsidiary of American Medical International, Inc.

      Philip D. Green has been a director of the Company since 1989. Mr. Green is a founding partner of the Washington, D.C. based law firm of Green, Stewart & Farber, P.C. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. Mr. Green is also president and a director of Neuromedical Technologies, Inc., a former subsidiary of the Company.

      The Board of Directors. Set forth below are the Class II and III directors of the Company whose terms do not expire this year and Preferred Stock Directors who are elected annually by the holders of Preferred Stock.

                                                       Year First
                                                         Elected
Name                     Age      Position              To Serve
----                     ---      --------             ----------
Thomas V. Croal          36       Vice President,            1991
                                  Chief Financial
                                  Officer, Corporate
                                  Secretary and
                                  Director, Class III

Lloyd G. Glazer          56       Director, Class II         1991

Frank E. Egger           51       Chairman of the            1991
                                  Board and Director,
                                  Preferred Stock

                                                 Year First
                                                   Elected
Name                 Age      Position            To Serve
----                 ---      --------           ----------
Roz Kovens           62       Director,             1995
                              Preferred Stock

Charles M. Spear     52       Director, Class II    1995

        Thomas V. Croal was elected a director in March 1991 and appointed vice president and chief financial officer of the Company in April 1991. He was controller of the Company from 1989 until April 1991. In December 1990, Mr. Croal was appointed corporate secretary. From 1981 to 1989, Mr. Croal was employed by Arthur Andersen & Co., an independent public accounting firm.

        Frank E. Egger has been a director of the Company since August 1991. Presently Mr. Egger serves as vice president of Kovens & Associates, Inc. ("Kovens & Associates"), a successor entity to Kovens Enterprises, where Mr. Egger served as chief financial officer from 1980 to 1995. Kovens & Associates is a group of real estate development and investment companies based in Miami, Florida.

        Lloyd G. Glazer has been a director of the Company since September 1991. Since January 1994, he has been managing director of H.C.
Wainwright & Co., Inc., a securities brokerage firm. From 1976 to December 1993, he was an associate director of Bear, Stearns & Co., Inc., an investment banking and securities brokerage firm. He was formerly a vice president and regional coordinator with Bache & Company and has been a stock broker since 1969.

Roz Kovens has been a director of the Company since May 1995. For the past five years she has been engaged in private real estate investments. She is currently the president of Kovens & Associates. Ms. Kovens is a founder of Mount Sinai Medical Center in Miami, Florida, and a member of the Board of Governors of Tel Aviv University.

        Charles M. Spear has been a director since August 1995. Since April 1995, he has been chief financial officer of Smith Micro Software, a manufacturer of communications software. In July 1995, he also became a senior vice president and director of that company. From May 1993 until April 1995, Mr. Spear was president of Spear, Inc., a privately held financial services company. From April 1983 until Decemer 1992, Mr. Spear was chairman of the board, president and chief financial officer of Spear Financial Services, Inc.,
a public company which Mr. Spear founded.       Prior thereto he had been chief
operating officer of Trading Company of the West, a partnership operating Pacific Stock Exchange specialist posts. From June 1968 until May 1981, Mr. Spear was employed by The First National Bank of Chicago, most recently as vice president.

During fiscal 1994, the Board of Directors held four meetings, and the Audit Committee and the Compensation Committee each met once. No director attended fewer than 75% of the aggregate meetings of the Board of Directors or the committee or committees on which he served during 1994. During 1994, action was taken by written consent of the Board of Directors four times.

        Compensation Committee Interlocks and Insider Participation. The Company has a Compensation and Stock Option Committee ("Compensation Committee") which consists of two non-employee directors, Messrs. Egger (chairperson of the Compensation Committee and the Company's Chairman of the Board) and Glazer. Mr. Egger performed certain consulting services for the Company during 1994 and is providing similar services in 1995. See "Certain Relationships and Related Transactions." The Compensation Committee is
responsible for determining the specific forms and levels of    compensation of
the Company's executive officers and administering the Company's Employee Stock Option Plan (1983), 1987 Stock Option Plan, 1989 Stock Incentive Plan, and the 1992 Option and Incentive Plan.

        Audit Committee. The Audit Committee of the Company currently consists of Messrs. Egger (chairperson) and Glazer. The Audit Committee's principal functions are to review the results of the Company's annual audit with the Company's independent auditors and review the performance of the Company's independent auditors.

        The Company does not have an executive or nominating or similar committee. The Board of Directors generally acts in its entirety upon matters which might otherwise be the responsibility of such committees.

             COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Directors and officers and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of the reports they file. Based solely on the review of the copies of such reports and written representations from certain persons that certain reports were not required to be filed by such persons, the Company believes that all its directors, officers and greater than ten percent (10%) stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal 1994.

                               EXECUTIVE OFFICERS

        The executive officers of the Company, together with the year in which they were appointed to their current positions, are set forth below.

Name                     Age   Position                    Year
----                     ---   --------                    ----
E. Larry Atkins          48    President and Chief         1990
                               Executive Officer

Robert J. Armstrong      58    Vice President, Design      1985
                               and Construction

Thomas V. Croal          36    Vice President, Chief       1991
                               Financial Officer and
                               Corporate Secretary         1990

Brian G. Drazba          34    Vice President, Finance     1995
                               and Corporate Controller

Deborah M. MacFarlane    40    Vice President, Marketin    1991


      Information concerning Messrs. Atkins and Croal is set forth under "Election of Directors."

      Robert J. Armstrong has been vice president, design and construction of the Company since 1985. Mr. Armstrong served as director of design and construction for the Company from 1983 to 1985.

      Brian G. Drazba has been vice president, finance of the Company since June 1995. Mr. Drazba joined the Company as controller in 1992. From 1985 to 1992, he was employed by Arthur Andersen & Co.

      Deborah M. MacFarlane has served as vice president, marketing of the Company since July 1991. From 1987 until June 1991, Ms. MacFarlane served as director of marketing for the Center Operating Group of Medical Imaging Centers of America, Inc.

                             EXECUTIVE COMPENSATION

      Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the years ended December 31, 1994, 1993 and 1992, to (i) the Company's chief executive officer and (ii) the three other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                Long-Term          All Other
                                              Annual Compensation              Compensation     Compensation(2)
                                  -----------------------------------------    ------------     ---------------
                                                                                  Awards
                                                                                  Stock
Name and Principal                                                               Options
Position                          Year     Salary       Bonus(1)   Other(2)      (Shares)
------------------                ----    --------     ------      --------      --------
E. Larry Atkins                   1994    $220,000        --       $ 3,798          --             $ 9,327
  President and Chief             1993     200,000        --        11,763          --              10,245
  Executive Officer               1992     200,000        --         7,198          --               5,292

                                                                               Long-Term      All Other
                                            Annual Compensation               Compensation   Compensation(2)
                                 -------------------------------------------  ------------   ---------------
                                                                                 Awards
                                                                                  Stock
Name and Principal                                                               Options
Position                          Year     Salary       Bonus(1)    Other(2)     (Shares)
------------------                ----    --------     ---------   ---------     --------
Thomas V. Croal                   1994     148,500        --         4,836          --             3,519
  Vice President, Chief           1993     135,000      10,000       8,760          --             1,950
  Financial Officer               1992     135,000        --         4,431          --             1,206
  and Corporate Secretary

Robert J. Armstrong               1994     100,000        --         2,264          --            10,027
  Vice President,                 1993     100,000        --         7,590          --             7,438
  Design & Construction           1992     100,000        --         3,096          --             4,502

Deborah M. MacFarlane             1994    $102,000        --       $ 3,033          --           $ 3,782
  Vice President,                 1993      92,000        --         5,220          --             3,829
  Marketing                       1992      83,000        --         6,840          --               820

_______________________

(1) Annual bonuses are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year.

(2) Amounts of Other Annual Compensation include perquisites and amounts of All Other Compensation include (i) amounts contributed to the Company's 401(k) profit sharing plan, (ii) specified premiums on executive split-dollar insurance arrangements, and (iii) specified premiums on executive health insurance arrangements, for the chief executive officer and the three other most highly compensated executive officers.

      Compensation of Directors. None of the members of the Board of Directors received any cash compensation in fiscal 1994 for their services as directors. None of the directors is expected to receive any cash compensation during 1995 for such services. At the time of their initial election and every three years thereafter, outside directors are granted an option to acquire 30,000 shares of the Company's Common Stock at the Fair Market Value thereof on the date of grant. Such options are exercisable with respect to forty percent (40%) of the shares covered at the end of the one year from the date of grant and with respect to an additional twenty percent (20%) of the shares covered at the end of each of the next three years. See "Certain Relationships and Related Transactions - Transactions with Frank Egger."

      Option Grants. No stock options were granted under the Company's stock option plans during fiscal 1994 to the chief executive officer or the three other most highly compensated executive officers.

      Option Exercises and Fiscal Year-end Values. Neither the chief executive officer nor the other executive officers exercised any stock options during fiscal 1994. The following table sets forth information with respect to the unexercised stock options to purchase the Common Stock granted in fiscal 1991 and 1990 under the stock option plans to the chief executive officer and the other executive officers as of December 31, 1994.

                         Number of Unexercised               Value of Unexercised
                             Options Held at                In-the-Money Options at
                            December 31, 1994                 December 31, 1994(1)
                        --------------------------        --------------------------
Name                    Exercisable  Unexercisable        Exercisable  Unexercisable
----                    -----------  -------------        -----------  -------------
E. Larry Atkins         240,000          60,000               --            --

Robert J. Armstrong      20,000          10,000               --            --

Thomas V. Croal         100,000          25,000               --            --

Brian G. Drazba            --              --                 --            --

Deborah M. MacFarlane    37,500          12,500               --            --

__________________________

(1) Based on the closing price on the OTC Bulletin Board for the Common Stock on that date ($0.13).

      Employment Agreements and Severance Arrangements. The Company has entered into employment agreements with its executive officers which provide that in the event the executive is terminated as a result of his becoming physically or mentally disabled; or at the discretion of the Board; or if he terminates voluntarily in the event of a change in the location of the Company's corporate headquarters to a location outside the counties of Los Angeles or Orange, California, which new location is at the time more than 35 miles from the location of the executive's principal residence; or the Company or its stockholders enter into an agreement to dispose of, whether by sale, exchange, merger, consolidation, reorganization, dissolution or liquidation of
(a) not less than 80% of the assets of the Company or (b) a portion of the outstanding Common Stock such that one person or "group" (as defined by the SEC) owns, of record or beneficially, not less than 25% of the outstanding Common Stock; or the Company issues and sells to one person or "group" (as defined by the SEC) such number of shares of Common Stock that said person or group owns, of record or beneficially, not less than 25% of the Common Stock outstanding after such issuance; and as a result of which his ability to perform his responsibilities or the nature of such responsibilities is substantially and adversely altered, the employment agreements provide that the executive is entitled to 12 months of compensation at his annual salary rate then in effect. However, in the event that the executive's employment is terminated for cause, he has no right to receive any monetary compensation under his employment agreement.

      Compensation Committee Report on Executive Compensation. The Compensation Committee is responsible for determining the specific forms and levels of compensation for executive officers of the Company and administering the Company's stock option plans. The Compensation Committee also consults periodically with the Company's chief executive officer concerning the compensation and benefits of the other executive officers of the Company.

      In accordance with the SEC's rules, this report shall not be incorporated by reference into any of the Company's registration statements, reports or filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

      The Company's Board of Directors believes that the achievements of the Company result from the coordinated efforts of all employees (including executive officers of the Company) working toward the common goals of meeting the needs of the Company's customers and enhancing stockholder value. The Company's compensation policies are therefore strongly oriented toward incentives designed to encourage the chief executive officer and executive officers to maximize the potential of the Company and its employees. Specific corporate performance objectives are established ("budget") and the chief executive officer's and executive officers' contribution to the enhancement of stockholder value is derived from achieving the Company's budget. The Compensation Committee, while intending to provide compensation to the

Company's executive officers at competitive levels in order to attract and retain qualified executive officers, believes that achieving budget and other strategic and business plan objectives is critical to the long-term success of the Company.

      Compensation of the Company's chief executive officer and other executive officers consists principally of base salary, a cash bonus, contribution to a 401(k) profit sharing plan and stock options.

      First, the base salary component represents the base rate of pay provided to an executive officer for carrying out the overall responsibilities of the position. Base salary is determined using companies providing comparable services within the healthcare industry and market dynamics. Comparable companies for executive compensation purposes are the same as the peer group established to compare stockholder return. Actual compensation levels may be greater or less than average competitive levels in other companies, based on annual and long-term company performance as well as individual experience and performance. In addition, scope of responsibilities, experience and other factors may be considered by the Compensation Committee in its discretion in the determination of base salary for the chief executive officer and other executive officers. In 1994, the base salary of the chief executive officer was increased by $20,000 to $220,000 per annum. This increase was premised on his productivity in spearheading the Company's financial restructuring agreement with its primary lender, reorganizing the Company's management structure, developing a comprehensive marketing program, and sustaining the Company's operations in a difficult environment.

      Second, the Compensation Committee determines annually whether a cash bonus will be paid to the chief executive officer and other executive officers. The determination thereof is based almost entirely upon the achievement of the Company's budget and strategic and business plan objectives. If these established goals are met or exceeded, the chief executive officer and other executive officers could receive bonuses up to an annually determined percentage of their base salaries, the amounts of which are subjectively determined by the Compensation Committee; however, in the determination of such percentage, consideration is given to the achievement of the Company's budget and other strategic and business plan objectives, particularly in the area for which the chief executive officer and executive officers have responsibility, and individual performance achievements. Neither the chief executive officer nor the other executive officers received bonuses in 1994.

      Third, the Company has a 401(k) profit sharing plan ("401(k) Plan") in which all eligible employees, including the chief executive officer and other executive officers, of the Company are permitted to participate. To the extent the chief executive officer and other executive officers participate in the 401(k) Plan, they may contribute up to 15% of their salaries on a pre-tax basis and the Company will contribute on their behalf an amount equal to 50% of the first 6% of compensation contributed by the chief executive officer and other executive officers.

      Fourth, the Company has established various stock option plans in which the chief executive officer and other executive officers may participate. The Compensation Committee believes that stock option plans help to recruit, retain and motivate executive personnel. The Compensation Committee further believes that stock options and stock ownership by the chief executive officer and other executive officers are an important component of performance-based compensation, as the value of stock options directly relates to the price of the Common Stock and provides the chief executive officer and other executive officers with an incentive to enhance stockholder value. Stock options are granted on a periodic basis, at the discretion of the Compensation Committee, with interim awards being made in the case of new employee executive officers, promotions or a significant increase in job responsibilities. The number of shares granted under stock options is determined subjectively by the Compensation Committee, but scope of responsibilities and individual performance achievements or expectations related thereto are also considered. Neither the chief executive officer nor the other executive officers were awarded any stock options in 1994.

      It is the Company's policy to qualify all compensation paid to its chief executive officer and other executive officers for deductibility under the Internal Revenue Code and regulations in order to maximize the Company's income tax deductions.

                                         Compensation and Stock Option Committee

                                                   Frank E. Egger (Chairman)
                                                   Lloyd G. Glazer

      Stockholder Return Performance Graph. The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the NASDAQ Stock Market-U.S. index and a peer group index for the period of five years commencing December 31, 1989 and ending December 31, 1994. To comply with the SEC's requirements, the Company has developed a peer group comprised of Medical Imaging Centers of America, Inc., Health Images, Inc., Intermagnetics General Corporation, Maxum Health Corp., American Shared Hospital Services, Alliance Imaging, Inc. and the Company. The peer group index is weighted in accordance with the SEC's requirements by market capitalization as of the beginning of each measurement date. Also in accordance with the SEC's rules, this graph is not intended to be incorporated by reference into any of the Company's registration statements, reports or filings under the Securities Act and the Exchange Act.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG AMERICAN HEALTH SERVICES CORP., THE NASDAQ STOCK MARKET-US INDEX
                               AND A PEER GROUP


 MEASUREMENT PERIOD       AMERICAN HEALTH                  NASDAQ STOCK
(FISCAL YEAR COVERED)      SERVICES CORP.     PEER GROUP     MARKET-US
12/89                               100             100           100
12/90                                29              97            85
12/91                                55              85           136
12/92                                76              62           159
12/93                                 6              40           182
12/94                                 5              47           178

---------------
* $100 invested on 12/31/89 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                             CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

      Transactions with Cal Kovens. In February 1992, the Company purchased a second Gamma Knife from Elekta Instruments, Inc. ("Elekta") to be located in California and made a deposit toward the purchase of a third Gamma Knife. The Company received non-recourse interim financing of $2,000,000 toward the acquisition of the second Gamma Knife and the deposit for the third Gamma Knife from Cal Kovens (a director until his death on February 6, 1995). The interim financing was borrowed from Mr. Kovens pursuant to the terms of a non-recourse promissory note secured by the second Gamma Knife and due August 24, 1992, at an interest rate of 10.5% per annum. Mr. Kovens extended the term of the note while the Company sought to obtain permanent financing.

      In December 1992, Radiosurgery Centers, Inc. ("RCI"), a wholly-owned subsidiary of the Company, entered into a five-year loan of $2,750,000 with City National Bank of Florida ("Bank") and the promissory note in favor of Mr. Kovens was repaid from the proceeds of such loan in the first quarter of 1993. The new loan was guaranteed by Mr. Kovens and his spouse, Roz Kovens. During the second half of fiscal 1993, Mr. Kovens repurchased RCI's promissory note from the Bank.

      In early 1993, RCI, the Company and Elekta became involved in a dispute when RCI advised Elekta that it intended to relocate the Gamma Knife it purchased for location in California to Miami, Florida, since in December 1992, RCI had entered into an agreement with Public Health Trust, an agency and instrumentality of Metropolitan Dade County, Florida, to establish and operate a Gamma Knife center at Jackson Memorial Medical Center located in Miami. The parties settled their claims and, pursuant to the terms thereof, Mr. Kovens agreed to guarantee scheduled payments of $250,000 to be made by RCI to Elekta in connection with the delivery of the Gamma Knife to Miami, which payment has been made by RCI.

      In February 1994, RCI entered into a new five-year loan of $2,900,000 with County National Bank of South Florida. Mr. Kovens was repaid from the proceeds of such new bank loan in the first quarter of 1994. This loan was guaranteed by Mr. Kovens and secured by certain real property owned by Mr. Kovens.

      In November 1994, the Company granted Mr. Kovens a warrant to purchase 200,000 shares of Common Stock at $0.25 per share in consideration of the Gamma Knife financing activities discussed above.

      Transactions with Frank Egger. Mr. Egger received $60,000 during fiscal 1994 for consulting services rendered to the Company in connection with the Company's acquisition and financing activities. For fiscal 1995, he is being paid the rate of $75,000 for such services. In the event the Company terminates this consulting relationship with Mr. Egger, he is entitled to a severance fee of $75,000. See "Compensation of Directors."

      Transactions with Green, Stewart & Farber. Since September 1991, Green, Stewart & Farber, P.C., the law firm in which Mr. Green is a partner, has represented the Company for most of its outside legal activities, including general corporate, transactional, financing and healthcare matters. During fiscal 1994, the Company paid Green, Stewart & Farber, P.C. $104,478 for those services.

      Transactions with Preferred Stockholders. The term of certain warrants to purchase in the aggregate 500,000 shares of Common Stock at $1.00 per share held by Roz Kovens and Messrs. Egger, Glazer and Green, along with the other Preferred Stockholders (Marc Kovens, Elizabeth Cobbs and Harvey Silets), which expired on February 15, 1995, was extended until February 15, 1996.


                             SELECTION OF AUDITORS

      Arthur Andersen LLP, independent public accountants, have been the auditors of the consolidated financial statements of the Company and its subsidiaries since 1982. A meeting of the Board of Directors or the Audit Committee will be held in the near future, at which time a recommendation will be made to confirm the selection of the Company's auditors for the current fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the 1995 Annual Meeting. Such representatives will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from the stockholders.


                                 OTHER BUSINESS

      The Restated Certificate requires that all nominations for persons to be elected directors, other than those made by the Board of Directors, be made pursuant to written notice to the secretary of the Company. The notice must be received not less than 60 nor more than 90 days prior to the meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Exchange Act (including the nominee's written consent to serve as a director). The notice must also include the stockholder's name and address as they appear on the Company's books and the class, series and number of shares beneficially owned by the stockholder.

      The management of the Company knows of no further or other matters which are to be considered at the 1995 Annual Meeting. If any other business shall properly come before the 1995 Annual Meeting, the person named in the accompanying form of proxy will, as to such items, vote or refrain from voting in accordance with his best judgment.


                                 ANNUAL REPORT

      The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994, including audited consolidated financial statements for the fiscal year ended December 31, 1994, is being mailed to the stockholders concurrently with this Proxy Statement.


                             STOCKHOLDER PROPOSALS

      Any eligible stockholders of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the 1996 Annual Meeting must set forth such proposal in writing and file it with the secretary of the Company on or before December 31, 1995. The Board of Directors of the Company will review the proposals from eligible stockholders which it receives by that date and will determine whether such proposals will be included in its 1996 proxy solicitation materials.


                                           By Order of the Board of Directors


                                            /S/   THOMAS V. CROAL
                                           ----------------------------------
                                           Thomas V. Croal
                                           Secretary



Newport Beach, California
November 3, 1995

                         AMERICAN HEALTH SERVICES CORP.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 12, 1995

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN HEALTH
                                 SERVICES CORP.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 1995 Annual Meeting and, revoking all prior proxies, hereby appoints E. Larry Atkins, with full power of substitution, as proxy of the undersigned to attend and vote all shares of Common Stock of American Health Services Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 12, 1995, and any and all postponements or adjournments thereof, upon the matter specified below and such other business as may properly come before the Annual Meeting.

1. The election of E. Larry Atkins as a director of the Company to hold office for a three-year term and until his successor is duly elected and qualified.

                         FOR / /           WITHHOLD VOTE / /

    The election of Philip D. Green as a director of the Company to hold office for a three-year term and until his successor is duly elected and qualified.

                         FOR / /           WITHHOLD VOTE / /

2. To transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments thereof.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL VOTE FOR THE NOMINEES FOR DIRECTOR AND IN HIS DISCRETION ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE(S). IF THE STOCK IS JOINTLY HELD, EACH OWNER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS SHOULD SO INDICATE WHEN SIGNING. ATTORNEYS SHOULD SUBMIT POWERS OF ATTORNEY.
                                             DATED:                       , 1995
                                                   -----------------------


                                             -----------------------------------


                                             -----------------------------------
                                               SIGNATURE(S) OF STOCKHOLDER(S)

                                             PLEASE MARK, SIGN, DATE AND MAIL
                                             THIS PROXY PROMPTLY IN THE ENCLOSED
                                             ENVELOPE SO THAT IT CAN BE COUNTED
                                             AT THE ANNUAL MEETING ON DECEMBER
                                             12, 1995.